Exhibit 10.18(a)

Execution version

ADDENDUM 1 TO AGREEMENT FOR THE AVAILABILITY OF

SPACE FOR THE STORAGE OF GOODS AND OFFICES FOR THE

MANAGEMENT OF THIS DATED MAY 20. 2008

The undersigned:

ProLogis Belgium III BVBA, registered with the RPR under number 0472.435.629, with its offices in Park Hill, Building A, 3rd Floor, Jan Emiel Mommaertslaan 18, B-1831 Diegem and hereby represented by Mr. Gerrit Jan Meerkerk, hereinafter referred to as ‘ProLogis’,

and

Skechers EDC sprl, with its registered office in 4041 Milmort, Parc Industriel Hauts-Sarts, Zone 3, avenue du Parc Industriel, registered with the RPR 0478.543.758, hereby represented by Mr. David Weinberg;

hereafter referred to as ‘Skechers EDC’ or as ‘CUSTOMER’,

AFTER HAVING CONSIDERED THE FOLLOWING:

1. On May 20, 2008 Prologis and Skechers EDC have signed an “Agreement for the availability of space for the storage of goods and offices for the management of this” concerning the following real estate: Prologis Park Liege Distribution Center II (the “Availability Agreement DC II”).

2. Prologis has carried out some additional investments with respect to the warehouse space of the Premises which justifies a slight increase in the Price thereof.

3. Parties wish to confirm an earlier Commencement Date as provided for in the Availability Agreement DC II.

4. The terms with a capital will have the same meaning as set forth in the Availability Agreement DC II, unless expressly set forth otherwise herein.

HAVE AGREED THE FOLLOWING:

1	Price and Deposit

Article 3 of the Availability Agreement DC II is replaced as follows :

The Agreement for the availability of the Premises is entered into on the basis of an annual price of one million nineteen thousand one hundred and thirty-nine Euro and seventy-three Eurocent, i.e. €1,019,139.73, (+VAT : two hundred and fourteen thousand and nineteen Euro and thirty-four Eurocent i.e. € 214,019.34), hereinafter referred to as the ‘Price’, payable per quarter and in advance in four (4) equal parts of two hundred and fifty-four thousand seven hundred and eighty-four Euro ninety-three Eurocent, i.e. € 254,784.93, (+VAT : fifty-three thousand five hundred and four Euro eighty-four Eurocent i.e. € 53,504.84), to be made by direct bank transfer to the bank account of ProLogis.

As stipulated in Article 5, this Agreement is to take effect on March 11, 2009 for the Warehouse and March 25, 2009 for the Property. The first period over which payment is due will therefore be the period from April 1, 2009 up to and including June 30, 2009, which is due as from April 1, 2009.

The Price must be paid in Euro and is payable to ProLogis Belgium III sprl, account number: 720540646989 (ABN Amro Bank in Brussels).

If Skechers, either in part or in its entirety, is in default with the payment of the above-mentioned quarterly payments of the Price on the aforementioned dates when the payments are due, Skechers must pay ProLogis, by operation of law (“ipso iure”) and without notice of default, the interest due over that sum amounting to twelve percent (12%) per annum, whereby any month that has commenced must be regarded as completed.

When the Price in accordance with Article 4 is modified, the amount of the bank guarantee, as referred to in Article 25, will have to be adjusted in line with the annual adjustment of the Price payments every year. This bank guarantee may only be released six (6) months after the termination of the Agreement, provided that Skechers have been released properly of the obligations resulting from this Agreement. Under no circumstance, shall the bank guarantee be used by Skechers to pay the

Execution version

Price. However, in the event of breach of Agreement on the part of Skechers, ProLogis may use the aforementioned deposit to compensate for Skechers’ overdue payments and any other omissions in the performance of its obligations by Skechers.

2	Commencement and Duration of the Availability Agreement DC II

Article 5 of the Availability Agreement DC II is replaced as follows :

The availability of the Premises commences on 11 March 2009 for the Warehouse and 25 March 2009 for the Property. 11 March 2009 is referred to as the ‘Commencement Date’, unless parties confirm otherwise in writing, for a duration of twenty (20) consecutive years and twenty (20) days as of Commencement Date and ends by operation of law on March 31, 2029.

Skechers is only entitled to terminate the Agreement as at (i) March 31, 2014, (ii) March 31, 2019, and (iii) March 31, 2024, subject to a prior notice period of twelve (12) months, without any compensation to Prologis nor VAT adjustment to be paid, except as set forth in article 2 of this Agreement.

Notice needs to be given in such a case twelve (12) months prior to the dates mentioned in the previous paragraph by bailliff’s writ or by registered letter. Notices hereunder shall be deemed given and effective (i) if delivered by a bailiff, upon delivery, or (ii) if sent by certified or registered mail, within five (5) days of deposit in the post office.

This Agreement will however in any case end by operation of law on March 31, 2029. After this date, this Agreement can not be tacitly renewed.

3	Various clauses
3.1

The other terms and conditions of the Availability Agreement DC II remain fully applicable between parties with respect to the Premises. It being understood that where reference is made in the text of the Availability Agreement DC II to “April 1, 2009”, this needs to be replaced by a reference to March 11, 2009.

No amendment or modification of this Addendum shall take effect unless it is in writing and is executed by duly authorized representatives of the parties.

3.2

If one or more of the provisions of this Addendum is declared to be invalid, illegal or unenforceable in any respect under the applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected. In the case whereby such invalid, illegal or unenforceable clause affects the entire nature of this Addendum, each of the parties shall use its best efforts to immediately and in good faith negotiate a legally valid replacement provision.

4	Applicable law and competent courts

This Addendum shall be governed by and construed in accordance with Belgian law. In the event of any dispute relating to the conclusion, validity, the implementation or the interpretation of this Addendum, the courts of Liege will have sole and exclusive jurisdiction.

This Agreement was made out in four (4) copies in Liege,     10/3/    , 2009. Each party acknowledges to have received its original copy.

/s/ Gerrit Jan Meerkerk	/s/ David Weinberg
Gerrit Jan Meerkerk
ProLogis Belgium III	Skechers EDC

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